Exhibit 10.8

Description of payments due certain officers upon a change-in-control

Effective November 20, 1997, the Board of Directors of WSB Holdings, Inc. approved a lump sum severance payment for WSB officers with the title at the time of Vice President and above in the event of a change-in-control as defined by the Office of Thrift Supervision (“OTS”) in 12 C.F.R. 574.4(a) and (b).  Effective December 19, 2001, the eligible officers are entitled to a lump sum severance payment in the event their employment is involuntarily terminated or, if their level of compensation does not remain substantially the same (including bonuses) and they voluntarily terminate their employment within 18 months of such change-in-control as defined by OTS.  Pursuant to a resolution adopted by the Board of Directors on January 21, 2004, the change in control severance payments for Kevin P. Huffman is $150,000.

Under 12 C.F.R. 574.4(a) and (b), a change of control of WSB will be deemed to occur when a person, directly or indirectly, acting alone or in concert with other persons, acquires the right to vote, by any combination of ownership and irrevocable proxies, more than 25% of any class of WSB’s voting stock, controls the election of a majority of WSB’s directors, contributes more than 25% of the capital of WSB, or is determined by the OTS to have the power to direct or to exercise a controlling influence over the management or policies of WSB.  A change of control also will be presumed to occur, subject to rebuttal, when a person, directly or indirectly, acting alone or in concert with other persons, acquires the right to vote, by any combination of ownership and revocable or irrevocable proxies, more than 25% of any class of WSB’s voting stock, and those proxies would enable that person to elect one-third or more of the directors (including representatives currently serving), to cause the stockholders to approve an acquisition or reorganization, or to exert a controlling influence over a material aspect of WSB’s business operations.  The presumption also will arise when a person, directly or indirectly, acting alone or in concert with other persons, acquires more than 10% of any class of WSB’s voting stock or more than 25% of any class of WSB’s nonvoting stock and also satisfies any of the following conditions:  (i) is one of the two largest stockholders of any class of voting stock; (ii) holds more than 25% of WSB’s total equity; (iii) holds more than 35% of WSB’s combined debt securities and total equity; (iv) is a party to an agreement that provides that person a material economic stake in WSB or an agreement that enables that person to influence a material aspect of the management or policies of WSB (other than when the restrictions on WSB are customary or are reasonably related to a pending OTS application); (v) holds or controls more than one seat on WSB’s board of directors; (vi) holds or controls a senior position with policymaking authority at WSB; (vii) has the power to direct the disposition of more than 25% of any class of WSB’s voting stock (other than in a widely dispersed or public offering); or (viii) upon the occurrence of a future event, will have the ability to vote or direct the vote of more than 25% of any class of WSB’s voting stock (excluding revocable proxies).